EXHIBIT 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES EMPLOYMENT INDUCEMENT AWARD

PURSUANT TO NASDAQ LISTING RULE 5635(c)(4)

ATLANTA, GA – July 27, 2020 – Select Interior Concepts, Inc. (“SIC” or the “Company”) (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced that in connection with the appointment of Patrick Dussinger as President – ASG of the Company, effective immediately, the Company granted to Mr. Dussinger 112,500 time-based restricted stock units and 112,500 performance-based restricted stock units, each representing the right to earn one share of the Company’s common stock.  The time-based restricted stock units vest in equal annual installments over four years, subject to Mr. Dussinger’s continued employment with the Company.  The performance-based restricted stock units vest based on the closing price of the Company’s common stock exceeding specific price hurdles for 20 consecutive trading days, and subject to Mr. Dussinger’s continued employment with the Company.

The restricted stock units were negotiated and approved as an inducement to Mr. Dussinger’s entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

CONTACTS:

Investor Relations:

Tully Brown

(470) 548-7370

IR@selectinteriorconcepts.com